[LOGO]	INTERPOOL, INC.
211 College Road East Princeton, New Jersey 08540 Telephone: (609) 452-8900 www.interpool.com

Listed: New York Stock Exchange Symbol: IPX

March 29, 2002

Dear Stockholders:

It is our pleasure to invite you to our ninth annual meeting of stockholders. The meeting will be held on Wednesday, May 8, 2002 at 10:00 a.m. at the Union League Club, 38 East 37th Street, New York, New York 10016. Please note that business attire is required by the Union League Club.

On the following pages you will find the formal notice of the annual meeting and proxy materials. The vote of each stockholder is important. Please be sure to mark, sign and return the enclosed proxy card so that your shares will be represented. Even if you have executed a proxy, you may still attend the annual meeting and vote your shares in person. In addition to casting your ballot for the items to be voted upon, you will be afforded an opportunity to ask questions and express your views on our operations.

We appreciate the continuing interest and support of our stockholders and look forward to seeing many of you at the annual meeting.

Sincerely,
_______________________________________ Martin Tuchman Chairman of the Board Chief Executive Officer	_______________________________________ Raoul J. Witteveen President Chief Operating Officer

INTERPOOL, INC.
211 College Road East
Princeton, New Jersey 08540

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

MAY 8, 2002

Princeton, New Jersey
April 10, 2002

To the Stockholders:

          NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of INTERPOOL, INC. (the “Company”) will be held at The Union League Club, 38 East 37th Street, New York, New York 10016 on Wednesday, May 8, 2002, at 10:00 a.m., Eastern Daylight Time, for the following purposes:

(1)	to elect three (3) directors to serve as Class III directors for a term of three years and until their successors shall have been elected and shall have qualified; and

(2)	to act upon such other matters as may properly come before the meeting or any adjournments thereof.

          All holders of common stock of record at the close of business on April 5, 2002 will be entitled to notice of and to vote at the Annual Meeting.

          Whether or not you expect to attend the meeting, please date, sign and promptly return the enclosed proxy in the prepaid return envelope provided. You may revoke your proxy at any time before it is voted at the meeting by submitting a written revocation or a new proxy, or by attending and voting at the Annual Meeting.

By Order of the Board of Directors

_______________________________________

Martin Tuchman
Chairman and Chief Executive Officer

INTERPOOL, INC.
211 College Road East
Princeton, New Jersey 08540

PROXY STATEMENT

          This Proxy Statement is furnished in connection with the solicitation on behalf of the Board of Directors of Interpool, Inc. (the “Company”) of proxies for use at our Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Wednesday, May 8, 2002 at 10:00 a.m., Eastern Daylight Time, and at any adjournments thereof.

          This Proxy Statement, Notice of Meeting, form of proxy and our Annual Report for 2001 are being mailed to each stockholder at such holder’s address of record on or about April 17, 2002.

GENERAL

          Only stockholders of record at the close of business on April 5, 2002 are entitled to notice and to vote the shares of our common stock (the “common stock”) held by them on that date at the Annual Meeting or any adjournments thereof.

          If the accompanying proxy card is properly signed and returned and not revoked, it will be voted in accordance with the instructions contained therein. Unless contrary instructions are given, the persons designated as proxy holders in the proxy card will vote for the three director nominees proposed by the Board of Directors, and, with regard to all other matters that may properly come before the meeting, as recommended by the Board of Directors; or, if no such recommendation is given, in their own discretion. Each stockholder may revoke a previously granted proxy at any time before it is exercised by filing a revoking instrument or a duly executed proxy bearing a later date with our Secretary or Assistant Secretary. The powers of the proxy holders will be suspended if the person executing the proxy attends the Annual Meeting in person and so requests. Attendance at the Annual Meeting will not, in itself, constitute revocation of a previously granted proxy.

          The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on April 5, 2002 will constitute a quorum. Each outstanding share entitles its holder to cast one vote on each matter to be voted upon at the Annual Meeting. As of April 5, 2002, there were 27,363,352 shares of common stock outstanding.

          The cost of soliciting proxies in the enclosed form will be borne by us. It is expected that the solicitation will be primarily by mail. Our officers and regular employees may, but without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations, telephone or facsimile. We will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of stock.

MANAGEMENT

Directors and Executive Officers

          The following table sets forth certain information with respect to our executive officers and directors:

Name	Age	Positions and Offices

Martin Tuchman	61	Chairman of the Board of Directors and Chief Executive Officer

Raoul J. Witteveen	46	President, Chief Operating Officer, and Director

Mitchell I. Gordon	44	Chief Financial Officer, Executive Vice President and Director

Arthur L. Burns	57	General Counsel, Secretary and Director

Herbert Mertz	48	Chief Administrative Officer of Interpool, Inc., Chief Operating Officer of Trac Lease, Inc. and Interpool Limited

Peter D. Halstead	60	Director

Clifton H.W. Maloney	64	Director

Warren L. Serenbetz	78	Director

Joseph J. Whalen	70	Director

Ernst Baenziger	65	Senior Vice President and Director of Interpool Limited

William Geoghan	51	Senior Vice President

ITEM 1. ELECTION OF DIRECTORS

          Our Board of Directors is divided into three classes, as nearly equal in number as possible. Each class serves three years, with the terms of office of the respective classes expiring in successive years. The term of office of directors in Class III expires at the 2002 Annual Meeting. Our Board of Directors proposes that the nominees described below be elected Class III directors for a term of three years and until their successors are duly elected and qualified. The Board of Directors has no reason to believe that the nominees will not serve if elected, but if any or all of them should become unavailable to serve as a director, and if the Board designates a substitute nominee, the persons named as proxies will vote for the substitute nominee designated by the Board.

          Directors will be elected by a plurality of the votes cast at the Annual Meeting. If elected, all nominees are expected to serve until the 2005 Annual Meeting and until their successors are duly elected and qualified.

CLASS III — DIRECTORS STANDING FOR ELECTION

MARTIN TUCHMAN

          Martin Tuchman has served as Chairman of the Board of Directors and Chief Executive Officer of Interpool, Inc. since February 1988. He is also Chairman of the Board of Directors, Chief Executive Officer and a director of Interpool Limited, which he co-founded in 1968. He also has served as a director of Trac Lease, Inc. (“Trac Lease”), a subsidiary of the Company, since June 1987, President of Trac Lease from June 1987 through January 1994 and currently serves as its Chairman and Chief Executive Officer. He is Chairman of the Board of Directors of Princeton International Properties, Inc., a family-owned real estate company, which owns and has interests in properties located in Princeton, New Jersey. Mr. Tuchman was previously a member of the Society of Automotive Engineers, as well as the American National Standards Institute. Currently, Mr. Tuchman is a member of the United Nations Business Council, comprised of leading international executives organized to promote understanding and cooperation between business and government, and a member of the Board of Trustees of the New Jersey Institute of Technology. In 1995, Mr. Tuchman was honored as Entrepreneur Of The Year in an awards program sponsored by Ernst & Young LLP and in 1996 was named Alumnus of the Year by the New Jersey Institute of Technology. Mr. Tuchman is a member of the Board of Trustees of the Parkinson’s Alliance, and a director of the Parkinson’s Disease Foundation of Columbia Presbyterian Hospital. In 2000, Mr. Tuchman was honored by The Smithsonian Institution for his extensive case study of Interpool for the 2000 Computerworld Smithsonian Collection, and Interpool was nominated for the World Smithsonian Award. Interpool’s material is now part of the Permanent Research Collection on Information Technology at The Smithsonian’s National Museum of American History. Mr. Tuchman was elected to the Yardville National Bank’s Board of Directors and serves on its Executive Committee. Mr. Tuchman holds a Bachelor’s Degree in Mechanical Engineering from the New Jersey Institute of Technology (Newark College of Engineering) and a Master’s Degree in Business Administration from Seton Hall University.

ARTHUR L. BURNS

          Arthur L. Burns has been General Counsel, Secretary and a director of the Company since January 1990 and Secretary of Interpool Limited since 1986. Mr. Burns was Senior Vice President of Law and Administration of Interpool Limited from 1980 until June 1996. Prior to joining Interpool Limited, Mr. Burns served as Assistant General Counsel to GATX Leasing Corp. between 1975 and 1980, and as an associate attorney at the New York law firm of Cahill, Gordon & Reindel from 1969 to 1975. Mr. Burns holds a bachelor’s degree in economics from Holy Cross College and a law degree from Fordham University School of Law.

PETER D. HALSTEAD

          Peter D. Halstead has been a director of the Company since June 1994. Mr. Halstead is a retired Executive Vice President of Summit Bancorp where he worked in various capacities since 1971. He is now the Principal of Capital Consulting Network LLC, a firm consulting in corporate administration and finance. Mr. Halstead serves as a Trustee for numerous associations including McCarter Theatre and as Treasurer of The National Kidney Foundation of the Delaware Valley. Mr. Halstead holds a bachelor’s degree from Colgate University and a master’s degree in business administration from Fairleigh Dickinson University.

DIRECTORS CONTINUING IN OFFICE

CLASS I — Term Expires at the 2003 Annual Meeting

WARREN L. SERENBETZ

          Warren L. Serenbetz has been a director of the Company since February 1988 and served as Executive Consultant through January 1995. He has also been a director of Trac Lease since its founding in November 1986. After co-founding Interpool Limited in 1968, Mr. Serenbetz served as Interpool Limited’s President and Chief Executive Officer and as a director until 1975, after which he was director, Chairman of the Executive Committee and Chief Executive Officer until his retirement in 1986. Mr. Serenbetz rejoined the Board of Directors of Interpool Limited in 1988. Mr. Serenbetz is currently President of Radcliff Group, Inc. He has been active in industry affairs, serving as an officer, director and member of various world trade and shipping associations. Mr. Serenbetz holds a bachelor’s degree in engineering from Columbia University and a master’s degree in industrial engineering from Columbia University.

JOSEPH J. WHALEN

          Joseph J. Whalen, a director of the Company since April 1996, originally joined the accounting firm of Arthur Andersen LLP in 1957 and served as an audit partner in Andersen’s New York and New Jersey offices for more than ten years prior to his retirement in 1994. Mr. Whalen is a member of the American Institute of Certified Public Accountants and the New Jersey State Society of Certified Public Accountants. Mr. Whalen also serves on the Board of Directors of Griffon Corporation. Mr. Whalen is a Certified Public Accountant in New Jersey and New York and holds a bachelor’s degree from St. Peter’s College.

CLASS II — Term Expires at the 2004 Annual Meeting

RAOUL J. WITTEVEEN

Raoul J. Witteveen has been President, Chief Operating Officer and a director of the Company since March 1993, also having served as Chief Financial Officer from 1993 to 2000. Mr. Witteveen has been President, Chief Financial Officer and a director of Interpool Limited, since 1988, also having served as Chief Financial Officer from 1988 to 2000. He is a co-founder of Trac Lease and has been Chief Financial Officer, Vice President and a director of Trac Lease since June 1987. From 1982 to 1986, Mr. Witteveen served in a variety of management capacities at Thyssen-Bornemisza N.V., the former parent of Interpool Limited. Mr. Witteveen holds a bachelor’s degree in economics and business administration and a master’s degree in economics from the Erasmus University in Rotterdam, The Netherlands.

MITCHELL I. GORDON

          Mitchell I. Gordon, a director of the Company since 1998, has been Chief Financial Officer and Executive Vice President of the Company since October 2000. From February 1998 to October 2000, Mr. Gordon was President of Atlas Capital Partners, LLC, a private equity investment and consulting firm which provided investment banking services to the Company. Prior to February 1998, he was Managing Director of Salomon Smith Barney and co-head of its Transportation Investment Banking Group from July 1993 to January 1998. From 1988-1993, Mr. Gordon was Senior Vice President of Furman Selz Inc., where he ran the firm’s Transportation and Automotive Investment Banking groups. From 1984-1988, he was a Vice President of Needham & Company Inc. From 1981-1984, he held various positions at American Broadcasting Companies, Inc. including Manager of Strategic Planning. Mr. Gordon holds a bachelor’s of science degree in business administration from Washington University and a masters degree in business administration from Harvard Business School.

CLIFTON H. W. MALONEY

          Clifton H. W. Maloney has been President of C.H.W. Maloney & Co., Incorporated, a private investment firm, since 1981. Prior thereto, he was a Vice President in investment banking at Goldman, Sachs & Co. from 1974-1981. Mr. Maloney is a director of Chromium Industries, Inc., Liberty-Pittsburgh Systems Inc. and The Wall Street Fund. Mr. Maloney holds a bachelor’s degree in Engineering from Princeton University and a master’s degree in business administration from Harvard Business School.

NON-DIRECTOR EXECUTIVE OFFICERS

HERBERT MERTZ

          Herbert Mertz has been Director of Information Systems of the Company since December 1988. In September, 2000, he was appointed Chief Administrative Officer of the Company, and Chief Operating Officer of Interpool Limited and Trac Lease, Inc. Prior to joining the Company, Mr. Mertz was an independent consultant in the computer industry. From 1980-1983 Mr. Mertz was President of Princeton Energy Partners, an international franchise company in the field of energy conservation. Mr. Mertz holds a bachelor of science degree in engineering from Princeton University. He is an associate member of Sigma Xi, the North American Research Society.

WILLIAM A. GEOGHAN

          William Geoghan has served as Senior Vice President of the Company and of Interpool Limited and Trac Lease, Inc. since 1998. Previously, Mr. Geoghan served as Controller of the Company from 1992 and Vice President and Controller of Interpool Limited from 1989. Mr. Geoghan joined Interpool Limited in 1981 and served as Assistant Controller for Interpool Limited 1985 to 1989. Mr. Geoghan is a Certified Public Accountant and holds a bachelor’s degree in commerce from Rider University.

ERNST BAENZIGER

          Ernst Baenziger has been an employee of Interpool since 1977, serving as Senior Vice President and a director of Interpool Limited since 1991. Mr. Baenziger is responsible for Europe, Far East, Australia and New Zealand operations. He is also Managing Director of Interpool Limited’s Basel, Switzerland branch, handling sales and operations, and Managing Director of CTC Equipment A.G. Mr. Baenziger holds a bachelor’s degree in economics and business administration from Handelshochschule, St. Gallen.

Committees of the Board

          The Board has standing Audit, Compensation and Stock Option Committees. Special Committees are appointed from time to time by the Board.

          Compensation Committee. The 2001 Compensation Committee was composed of Peter D. Halstead, Warren L. Serenbetz, Martin Tuchman and Joseph J. Whalen. The Committee’s functions are to review the Company’s general compensation strategy, establish salaries, review benefit programs and approve certain employment contracts. The Compensation Committee met three times in fiscal 2001.

Compensation Committee Interlocks and Insider Participation

          During fiscal year 2001, Mr. Tuchman participated in deliberations of the Compensation Committee and the Company’s Board of Directors concerning executive officer compensation. Mr. Tuchman did not participate in discussions regarding his compensation as Chief Executive Officer.

          Audit Committee. The 2001 Audit Committee was comprised of independent directors, Peter D. Halstead, Joseph J. Whalen and Clifton H.W. Maloney. The Audit Committee’s functions are to review management’s maintenance of systems of internal control, financial reporting and application of generally accepted accounting principles. In addition, the Audit Committee reviews the scope of the services of our independent auditors and may recommend the independent auditors for appointment by the Board of Directors. The Audit Committee met four times in 2001. In compliance with the Securities and Exchange Commission’s approval of the New York Stock Exchange’s amended audit committee requirements, our audit committee consists of three independent directors acting under a formal audit committee charter.

          Stock Option Committee. The 2001 Stock Option Committee was composed of Messrs. Tuchman and Halstead. The Interpool, Inc. 1993 Stock Option Plan for Executive Officers and Directors (the “Stock Option Plan”) was adopted by our Board of Directors and approved by the stockholders in March 1993 and amended in May 1996. A total of six million shares of common stock have been reserved for issuance under the Stock Option Plan. Options may be granted under the Stock Option Plan to executive officers and directors of Interpool, Inc. or a subsidiary (including any executive consultant), whether or not they are employees.

          To date, options to purchase 4,508,501 shares under the 1993 Stock Option Plan for Executive Officers and Directors have been granted, 22,500 of which have expired due to failure to exercise and 36,000 of which have been exercised. Options to purchase 90,000 shares have been granted under the Non Qualified Stock Option Plan for Non-Employee, Non-Consultant Directors, 30,000 of which have expired due to failure to exercise and 15,000 of which have been exercised. No other options under either the 1993 Stock Option Plan for Executive Officers and Directors or the Non-Qualified Stock Option Plan for Non-Employee, Non-Consultant Directors have been exercised to date.

EXECUTIVE COMPENSATION

          The following table sets forth the compensation paid or accrued on behalf of our Chief Executive Officer and each of its other four most highly compensated executive officers who earned over $100,000 in 2001 for services rendered in all capacities during the years ended December 31, 2001, 2000 and 1999.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Annual Compensation				Other Compensation		Long Term Compensation # of Stock Options
	Year	Salary		Bonus
Martin Tuchman	2001	$814,447		$651,784	$62,742	(1)	0
Chairman of the Board of Directors	2000	775,664		1,221,100	28,990	(1)	0
Chief Executive Officer and Director	1999	738,727		1,095,100	27,091	(1)	0

Raoul J. Witteveen	2001	573,991		651,784	22,542	(1)	0
President, Chief Operating Officer	2000	546,658		1,002,650	50,381	(1)	0
and Director	1999	520,627		1,095,100	7,717	(1)	0

Ernst Baenziger	2001	183,901		0	776,045	(2)	0
Sr. Vice President, Interpool	2000	190,074		0	1,306,278	(2)	0
Limited	1999	198,033		15,000	1,294,820	(2)	0

Mitchell I. Gordon	2001	240,000		0	550,000	(5)	0
Executive Vice President,	2000	39,692	(3)	0	750,000	(4)(5)	50,000
Chief Financial Officer	1999	0		0	807,500	(4)	0

Herbert Mertz	2001	240,000		150,000	7,046		0
Chief Administrative Officer,	2000	74,042	(3)	115,000	243,135	(4)	50,000
Chief Operating Officer, Trac	1999	0		0	279,307	(4)	0
Lease, Inc. & Interpool Limited

(1)	Amounts listed include payments made to or on behalf of the executive for certain Company provided automobile and related expenses and medical expense reimbursement as provided for in the executive’s Employment Agreement.

(2)	Amounts listed as Other Compensation include sales commissions.

(3)	Mr. Gordon and Mr. Mertz became employees in October 2000.

(4)	Amounts listed as Other Compensation include consulting fees paid prior to the individual becoming an executive officer of the Company.

(5)	This amount includes one of three payments of $550,000 to be paid over three years commencing in 2000 as a bonus earned in connection with the acquisition of the Transamerica Leasing, Inc. North American Intermodal Division.

-9-

Stock Option Activity During 2001

          No options were granted or exercised during fiscal 2001.

Directors’ Compensation; Attendance

          Each member of the Board of Directors who is not an officer or executive consultant receives an annual service fee of $10,000 for serving on the Board plus $1,000 and reimbursement of expenses for each Board of Directors’ or committee meeting attended.

          The Board of Directors met five times during fiscal year 2001. All other actions were approved by unanimous written consent in lieu of formal meeting. Each current director attended at least 75% of all meetings of the Board of Directors and committees to which he was assigned that were held during 2001.

Directors’ Stock Options

          Our Non-Qualified Stock Option Plan for Non-Employee, Non-Consultant Directors (the “Directors’ Plan”) was adopted by the Board of Directors and approved by the stockholders in March 1993. The Directors’ Plan provides for the automatic grant of non-qualified options to non-employee, non-consultant directors at the time the director first joins the Board. The Directors’ Plan authorizes grants of options up to an aggregate of 150,000 shares of common stock. The exercise price per share is the fair market value of our common stock on the date the person becomes a director. The options granted pursuant to the Directors’ Plan may be exercised at the rate of one-third of the shares on the first anniversary of the options’ grant date, one-third of the shares on the second anniversary of the options’ grant date and one-third of the shares on the third anniversary of the options’ grant date, subject to applicable holding periods required under rules of the Securities and Exchange Commission. Options granted pursuant to the Directors’ Plan expire ten years from their grant date except that in the event of the death of a director, the option must be exercised within six months of the date of death or, in the event of resignation of a director, the option must be exercised within ten days of the date of resignation. The Directors’ Plan is administered by the Stock Option Committee of the Board of Directors. Pursuant to the Directors’ Plan, an option to purchase 15,000 shares of common stock was granted to Peter D. Halstead in June 1994, to Joseph J. Whalen in April, 1996 and to Clifton H.W. Maloney in February, 2000. In addition, directors of the Company may be granted options under the 1993 Stock Option Plan for Executive Officers and Directors as adopted by the Board of Directors and approved by the Stockholders in March 1993. On September 16, 1998, pursuant to an option repricing program, 15,000 options held by each of Messrs. Halstead and Whalen were cancelled and replaced with newly issued options with an exercise price equal to the closing market price on September 16, 1998, the grant date, which vest six months from the grant date and expire ten years from the grant date. All other terms and conditions of the newly issued options are the same as those of the cancelled options.

Employment Contracts

          We entered into employment agreements with Raoul J. Witteveen and Martin Tuchman, each dated as of January 1, 1992, as amended and restated (the “Employment Agreement”). Each of the Employment Agreements currently expires on December 31, 2008, except that on each January 1, the expiration date of each employment agreement is automatically extended for an additional year unless we or the employee party to such employment agreement has given written notice of an election not to extend beyond the end of the then current seven-year term. Notice of any such election not to extend the expiration date must be delivered not less than six months prior to the next occurring January 1.

          As compensation for the services to be rendered under their employment agreements, Mr. Tuchman is currently paid an annual base salary of $855,169 and Mr. Witteveen is currently paid an annual base salary of $602,691. The base salary under each employment agreement increases by a minimum of 5% each year. In addition, each of Messrs. Tuchman and Witteveen is entitled to receive an annual bonus equal to 2%, in the case of Mr. Tuchman, or 1%, in the case of Mr. Witteveen, of the amount of any increase in our net income during the year from its net income in the preceding year. Mr. Tuchman and Mr. Witteveen may be entitled to receive discretionary additional bonuses as determined by our Compensation Committee. Each employment agreement (i) includes a non-competition provision; (ii) provides that, in the event of the employee’s death, the employee’s base salary will continue to be paid to his beneficiary for two additional years and, in the event of termination of the employee without cause, the employee will continue to receive his base salary for the entire remaining term then in effect under the employment agreement; and (iii) provides for reimbursement to the employee, for both the employee and his spouse, of all health related costs and expenses that are not advanced or reimbursed to the employee pursuant to our medical and dental insurance plans, which additional reimbursement continues for a period of five years after expiration of the employment agreement. Mr. Tuchman and Mr. Witteveen may be entitled to receive incentive bonuses as determined by the Compensation Committee.

          In January 2002, we entered into employment agreements with Mitchell I. Gordon, our Chief Financial Officer and Executive Vice President, and Herbert Mertz, our Chief Administrative Officer and Chief Operating Officer of Interpool Limited and Trac Lease (the “Employment Agreements”). Under the terms of the Employment Agreements, each of Messrs. Gordon and Mertz is paid an annual base salary and may be entitled to receive discretionary bonuses as determined by the Compensation Committee. The term of the Employment Agreements expire on December 31, 2002 except that on or before June 30, 2002, we must either notify each of Mr. Gordon and Mr. Mertz of our intention not to renew his Employment Agreement or provide the terms under which we will offer a new agreement. Each employment agreement (i) includes a non-competition provision; (ii) provides that, in the event of the employee’s death, the employee’s base salary will continue to be paid to his beneficiary for the remainder of the term and; (iii) provides for participation in all Company medical and dental insurance plans.

REPORT OF THE COMPENSATION COMMITTEE

          The Compensation Committee continues to play a significant role in furthering corporate goals and objectives and reviewing progress and performance. The Compensation Committee’s objectives in establishing total compensation packages for the Company’s executives are to attract and retain experienced and highly competent executives and to provide incentive and recognition of each individual’s contributions toward achieving corporate objectives, specifically including increasing stockholder value. The elements of total executive compensation reflect the objectives of the Compensation Committee. The base salaries of the Chairman/Chief Executive Officer and the President/Chief Operating Officer are supplemented by bonuses awarded on the basis of quantifiable measures of performance. Base salaries and discretionary bonuses are paid to the Company’s other executives based on an evaluation of each individual’s contribution to furthering corporate strategies and project participation. The Committee believes that the “hands on” involvement of the Chairman/Chief Executive Officer and the President/Chief Operating Officer and other executive officers in all phases of the Company’s operations contributes significantly to realizing Company objectives.

          The base salaries of Messrs. Tuchman and Witteveen are established under employment agreements. In accordance with the terms of the Employment Agreements, base salary reflects a 5% increase above the annual base salary for the preceding year and bonuses, in the amounts of $436,900 in the case of Mr. Tuchman and $218,450 in the case of Mr. Witteveen, which represent 2% and 1% respectively of the 2000 increase in our net income, were paid (see “Employment Contracts”).

          Based upon the findings and recommendations of an independent consulting firm retained in 1999, to review the Company’s executive compensation practices and provide industry comparable data including both finance/leasing companies, transportation firms and our direct competitors, the Compensation Committee adopted a formal plan effective January 1, 2000 with three measures of incentive bonus performance: 1) increase in stock price; 2) increase in net income; and 3) maintaining an investment grade rating by either Moody’s or Standard and Poor’s. In 2001, the Compensation Committee reviewed the existing compensation plan and concluded that the current measures of performance continued to reflect our corporate goals and objectives in compensation our Chairman/Chief Executive Officer and the President/Chief Operating Officer. Based upon the plan as adopted, both Mr. Tuchman and Mr. Witteveen received an additional discretionary bonus in the amount of $651,784 calculated as follows:

Increase in Net Income: To the extent that our net income exceeds that of the highest previous year, a bonus equal to 10% of the increase is to be paid to each of the Chairman/Chief Executive Officer and the President/Chief Operating Officer. Because the net income did not increase from $44,456,000 in 2000 no bonus was paid in respect to this performance measure.

Investment Grade Rating: Standard and Poor’s corporate credit rating of the Company remained investment grade in 2001 resulting in an additional $100,000 bonus payment to Messrs. Tuchman and Witteveen.

Increased Stock Price: Because the 2001 average stock price of $15.80 exceeded the “high water mark” of $14.53 set in 1999, a bonus in the amount of $551,784 was paid to each of Mr. Tuchman and Mr. Witteveen in respect of this performance measure.

          Under the formal plan, in order for a bonus to be paid in the year 2002, the average stock price must exceed $15.80. A bonus of 1.5% of any excess will be distributed to each of Mr. Tuchman and Mr. Witteveen, and a new “high water mark” will be established. If net income exceeds $44,456,000, Mr. Tuchman and Mr. Witteveen will each receive a bonus equal to 10% of the increase. Finally, an additional cash bonus of $100,000 will be paid to each of Mr. Tuchman and Mr. Witteveen if an Investment Grade rating of Interpool is maintained by either major rating agency, Moody’s or Standard & Poors. On an ongoing basis, once a bonus is paid based upon a stock price or net income, such payments establish new stock price levels and income levels that must be exceeded in future years in order for a bonus to be paid. In the event of a stock split the average stock price for bonus purposes will be adjusted.

Stock Options

          Stock Options awarded by the Stock Option Committee are considered by the Compensation Committee in evaluating total compensation and assuring that executive rewards are linked with long term stockholder value. No stock options were granted to the Chief Executive Officer or the Chief Operating Officer in 2001.

Tax Deductibility of Compensation

          As part of the Omnibus Budget Reconciliation Act of 1993 (the “Act”), certain provisions regarding executive compensation for officers of public companies were added to the Internal Revenue Code. Under the Act, the Internal Revenue Service has issued regulations setting forth exclusions from the Act’s general disallowance of ordinary business expense deduction for compensation in excess of $1 million paid to a company’s chief executive officer and each of the next four most highly compensated executive officers. The Compensation Committee has decided that at this time no measures will be undertaken to alter the compensation plans, but will continue to review the issue and evaluate whether compensation plans should be altered in the future to satisfy the deductibility requirements.

Respectfully submitted,

Peter D. Halstead
Warren L. Serenbetz
Martin Tuchman
Joseph J. Whalen

REPORT OF THE AUDIT COMMITTEE

          The Audit Committee’s functions are to review the Company’s systems of internal control, financial reporting and compliance with GAAP. While management has the primary responsibility for the system of internal controls and the financial reporting process and the independent accountants have the responsibility to express an opinion on the financial statements based on an audit conducted in accordance with generally accepted auditing standards, the Audit Committee has the responsibility to monitor and oversee these processes. In compliance with Securities and Exchange Commission’s approval of the New York Stock Exchange’s amended audit committee requirements in December 1999, the Company’s audit committee consists of three independent members acting under a formally adopted charter. In accordance with the existing charter requirements, the Audit Committee reviewed and ratified the charter in effect during 2001.

          In fulfilling its responsibilities, the Audit Committee recommended to the Board the selection of the Company’s independent accountants, Arthur Andersen LLP for the fiscal year ended December 31, 2001. Arthur Andersen LLP has discussed with the Committee and provided written disclosures to the Committee on (1) that firm’s independence as required by the Independence Standards Board and (2) the matters required to be communicated under generally accepted auditing standards. The Committee reviewed with the Company’s executive management and the independent accountants the overall scope and specific plans for their respective audits, the results of their examinations, their evaluation of the company’s internal controls, and the overall quality of the Company’s accounting and financial reporting, noting no deficiencies based on all information provided. The Committee reviewed and discussed the Company’s audited financial statements with management and the independent accountants. Following these actions, the Committee recommended to the Board that the audited financial statements be included in the company’s Annual Report on Form 10-K for the year ended December 31, 2001 to be filed with the Securities and Exchange Commission.

The Audit Committee

Peter D. Halstead
Clifton H.W. Maloney
Joseph J. Whalen

Relationship with Independent Accountants

          Arthur Andersen LLP provided various other services during 2001. The aggregate fees billed for 2001 for each of the following categories of services are set forth below:

Audit and review of the company’s 2001 financial statements:	$ 305,000
All other services:	$ 177,000

          Arthur Andersen LLP did not provide any management consulting services or services related to financial information systems design and implementation during 2001.

          “All other services” includes (i) tax compliance services for the company, (ii) registration statement filings, and (iii) evaluating the effects of various accounting issues and changes in professional standards. The Audit Committee reviews summaries of the services provided by Arthur Andersen LLP and the related fees and has considered whether the provision of non-audit services is compatible with maintaining the independence of Arthur Andersen LLP.

Future Engagement of Arthur Andersen

          Arthur Andersen LLP has been the independent accounting firm that audits the financial statements of the Company and most of its subsidiaries since 1988. We have not yet appointed an independent auditor for the 2002 fiscal year. The Audit Committee is currently monitoring litigation involving Arthur Andersen LLP and the investigations by regulatory agencies into the financial reporting practices of certain companies audited by Arthur Andersen LLP. In view of the rapid pace of these ongoing developments, the Audit Committee has decided that it is in our best interests and our shareholders to defer the selection of our independent public accountants this year until further information becomes known about the status of Arthur Andersen LLP, and to allow adequate time for the Audit Committee to carefully consider alternative accounting firms. The selection of our independent public accountants is not expected to be decided until after the annual meeting. Accordingly, the Board of Directors will not request that the shareholders ratify the selection as our independent public accountants for the year ending December 31, 2002.

          Representatives of Arthur Andersen LLP are expected to be present at the annual meeting. They will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

          The following table sets forth certain information with respect to the beneficial ownership of the Company’s common stock as of March 20, 2002 by certain beneficial owners, each of the Company’s directors, certain executive officers and all executive officers and directors as a group.

Name of Beneficial Owner	Number of Shares (1)	Options Exercisable Within 60 Days	Percentage Of Class(1)
Officers and Directors:
Martin Tuchman (2)(3)	9,738,039	2,280,000	32.85%
Raoul J. Witteveen (2)(4)	4,826,616	1,140,000	16.93%
Arthur L. Burns	205,408	96,563	*
Mitchell I. Gordon	15,000	0	*
Peter D. Halstead	67,500	60,000	*
Clifton H. W. Maloney	10,000	10,000	*
Warren L. Serenbetz (2)(5)(6)(9)	1,742,127	668,438	6.21%
Joseph J. Whalen	37,500	37,500	*
Ernst Baenziger	7,250	0	*
William A. Geoghan	9,300	7,500	*
Herbert Mertz	9,250	7,500	*
Executive officers and directors as a group (eleven persons)	16,667,990	4,307,501	52.63%
Other Stockholders:
Hickory Enterprises, L.P. (7) 165 Signal Hill North Wilton, Connecticut 06897	5,088,911	0	18.60%
Warren L. Serenbetz Jr. (8)(9) c/o Pechiney Plastic Packaging Inc. 101 Merritt 7 Norwalk, CT 06856	283,646	0	1.04%
Paul H. Serenbetz (8)(9) c/o The Morgan School Route 81 Clinton, CT 06413	283,646	0	1.04%
Stuart W. Serenbetz (8)(9) Stonebridge Development Corp. 6 Hickory Drive Stamford, CT 06902	283,646	0	1.04%
Clay R. Serenbetz (8)(9) c/o US Trust Co. 114 West 47th St New York, NY 10036	283,646	0	1.04%
The Chartres Limited Partnership (10) c/o Interpool, Inc. 633 Third Avenue New York, NY 10017	90,000	0	*

*Less than 1% -15-

(1)	Includes shares subject to options which are exercisable within 60 days. In the event that all said options were exercised, the total outstanding number of the shares of the Company’s common stock would be 31,670,853. The percentage of class is calculated on the basis of an assumption that only the named individual exercised all of his options. Does not include the following options not exercisable within 60 days: Clifton H. W. Maloney; 5,000 shares, Herbert Mertz; 50,000 shares and Mitchell I. Gordon; 50,000 shares.

(2)	The business address of Mr. Tuchman and Mr. Witteveen is 211 College Road East, Princeton, New Jersey 08540 and the business address for Mr. Serenbetz is 695 West Street, Harrison, New York 10528.

(3)	Includes 8,668 shares held by a pension plan f/b/o Mr. Tuchman; 96,619 shares held by a revocable grantor trust of which Mr. Tuchman is the grantor and trustee and Mr. Tuchman’s brother is the beneficiary; 7,000 held by the Tuchman Foundation; 513 shares representing Mr. Tuchman’s 51.3% interest in shares held by Kingstone Capital Group, LLC, a New Jersey limited liability company; 1,500 shares held by a pension plan f/b/o Mr. Tuchman’s wife and 182,381 shares held by Princeton International Properties, Inc., a New Jersey corporation owned by Mr. Tuchman and his wife.

(4)	Includes 1,500 shares of which Mr. Witteveen’s wife is the record owner and 176 shares representing Mr. Witteveen’s interest in shares held by Kingstone Capital Group, LLC, a New Jersey limited liability company.

(5)	Includes 182, 381 shares held by the Radcliff Group, Inc.’s interest in shares held by The Ivy Group, a New Jersey general partnership.

(6)	The Warren L. Serenbetz Revocable Trust, of which Warren L. Serenbetz is the trustee, is the record owner of these shares of the Company’s common stock. The beneficiaries of the Warren L. Serenbetz Revocable Trust are members of the immediate family of Warren L. Serenbetz.

(7)	In 1994, Hickory Enterprises, L.P., a Delaware limited partnership (“Hickory”) was formed. Warren L. Serenbetz contributed shares of the Company’s common stock in exchange for a limited partnership interest in Hickory. Each of Warren L. Serenbetz, Jr., Stuart W. Serenbetz, Paul H. Serenbetz and Clay R. Serenbetz contributed shares of the Company’s common stock in exchange for a general partnership and limited partnership interest in Hickory. Each of the four general partners in Hickory has one vote in matters before Hickory. Warren L. Serenbetz, as solely a limited partner, does not have any voting rights or rights to participate in the management or operations of Hickory.

(8)	Each of Warren L. Serenbetz, Jr., Paul H. Serenbetz, Stuart W. Serenbetz and Clay R. Serenbetz is a son of Warren L. Serenbetz. None of Mr. Serenbetz’s sons are minors.

(9)	Does not include Mr. Serenbetz’s interest in shares held by Hickory described in footnote (7) above.

(10)	On February 1, 1995, Arthur L. Burns entered into an Agreement of Limited Partnership pursuant to which Mr. Burns contributed 90,000 shares of restricted common stock to The Chartres Limited Partnership (“Chartres”), in exchange for a 98% limited partnership interest in Chartres. Each of Meredith K. Burns and Kristin M. Burns, daughters of Arthur L. Burns, are the other limited partners and the general partners of Chartres. Limited partners do not have any voting rights or rights to participate in the management or operation of Chartres.

Stockholders’ Agreement

          Martin Tuchman, Raoul J. Witteveen, Arthur L. Burns, Hickory Enterprises L.P., Warren L. Serenbetz Revocable Trust, Warren L. Serenbetz, Jr., Stuart W. Serenbetz, Paul H. Serenbetz, Clay R. Serenbetz, Chartres Limited Partnership, who collectively own directly or indirectly approximately 68% of our common stock, are parties to an Amended and Restated Stockholders’ Agreement dated May 3, 1994 pursuant to which they have agreed not to sell or transfer any shares of Common Stock beneficially owned by them to any person other than us or the other parties to the Stockholders’ Agreement without the consent of the other parties to the Stockholders’ Agreement, unless (i) such shares are first offered to us for purchase at a per share price equal to the price offered by any third party making a bona fide offer to buy such shares for cash, cash equivalents or marketable securities (or if no such bona fide offer has been received, at a price equal to the average closing price of a share of Common Stock on the New York Stock Exchange over a period of twenty prior trading days), and we do not elect to purchase such shares, and (ii) such shares are then offered to the other parties to the Stockholders’ Agreement for purchase by them at the same per share price described in clause (i) and the other stockholders do not elect to purchase such shares. Notwithstanding the foregoing, the parties to the Stockholders’ Agreement may transfer shares of Common Stock to one or more of certain members of their immediate families (or trusts for the benefit of such family members) so long as each transferee agrees to be bound by the terms of the Stockholders’ Agreement. The Stockholders’ Agreement further provides that if we elect to purchase any shares offered to it by a party to the Stockholders’ Agreement and the shares offered represent greater than 10% of the shares of the Company held by the offeror, we shall have the right to pay the purchase price of such shares by delivery of a promissory note, payable in equal monthly installments (with interest at the prime rate) over the following year. Pursuant to the Stockholders’ Agreement, each of the parties thereto has agreed to vote for the re-election of Messrs. Tuchman, Serenbetz, Witteveen and Burns as directors of the Company. The Stockholders’ Agreement continues in effect until 2003. Shared voting power with the other parties to the Stockholders’ Agreement is acknowledged but the existence of a group or beneficial ownership of shares owned by other parties to the Stockholders’ Agreement is disclaimed.

Beneficial Ownership Reports

          Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors to file certain reports of ownership and reports of changes of ownership of our equity securities with the Securities and Exchange Commission. Executive officers and directors are required to furnish us with copies of all Section 16(a) forms that they file. Based upon a review of the copies of such forms received by it, or written representations from certain reporting persons, we believe that, during 2001, all filing requirements applicable to its officers and directors were complied with.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

          During 2001, we leased approximately 28,500 square feet of commercial space for its corporate offices in Princeton, New Jersey from 211 College Road Associates, a New Jersey general partnership in which Martin Tuchman, a Director and Chief Executive Officer, held a direct or indirect equity interest of 42.76% and Radcliff Group, Inc., a related party, held a direct or indirect equity interest of 42.17%. The 2001 annual base rental for this property was approximately $557,000 under a triple net lease expiring in 2010. In the opinion of our management, rent being paid under this lease does not exceed rent that we would have paid in an arms’ length transaction with an unrelated third party. On January 28, 2002 we executed a Purchase and Sale Agreement, pursuant to which we will acquire the building which houses our corporate offices. The fair market value purchase price of the approximately 39,000 square feet building will be $6,250,000 as determined by an independent property appraisal firm and approved by the Company’s Board of Directors. We expect to conclude the transaction during the second quarter of 2002.

          In January 1992 we executed a Consultation Services Agreement with Radcliff Group, Inc. pursuant to which Radcliff designated Warren L. Serenbetz, a stockholder and director, as Executive Consultant. The Consultation Services Agreement was terminated in January 1995. In accordance with the terms of the Consultation Services Agreement, Radcliff Group is entitled to receive its full annual consultation services fee in the amount of $492,000 through December 31, 2002 and reimbursement to both the designated Executive Consultant and his spouse, of all health related costs and expenses that are not advanced or reimbursed to the Executive Consultant pursuant to our medical and dental insurance plans.

          Eurochassis L.P., a New Jersey limited partnership in which Raoul J. Witteveen is one of the limited partners and the general partner, leases 100 chassis to Trac Lease for an annual lease payment of approximately $91,000. The annual lease term renews automatically unless canceled by either party prior to the first day of the renewal period. The terms of the lease agreement, in the opinion of our management, are comparable to terms that Trac Lease would have obtained in an arms’ length transaction with an unrelated third party.

          The Ivy Group, a New Jersey general partnership composed directly or indirectly of Mr. Tuchman, Radcliff Group, Inc., Mr. Witteveen, Thomas P. Birnie and Graham K. Owen, has previously leased chassis to Trac Lease. As of December 31, 2000, pursuant to various equipment lease agreements, Trac Lease leased 6,047 chassis from The Ivy Group and its principals for an aggregate annual lease payment of approximately $2,900,000. On January 1, 2001, the various leases for the 6,047 units were combined into a single lease pursuant to which The Ivy Group and its principals were paid an aggregate lease payment of approximately $2,691,000 through June 30, 2001. Effective as of July 1, 2001, the Company restructured its relationship with The Ivy Group and its principals to provide it with managerial control over these 6,047 chassis. As a result of the restructuring, the partners of The Ivy Group contributed these 6,047 chassis and certain other assets and liabilities to a newly formed subsidiary, Chassis Holdings I LLC (Chassis Holdings), in exchange for $26,000,000 face value of preferred membership units and 10% of the common membership units, and Trac Lease contributed 902 chassis and $2,407,000 in cash to Chassis Holdings in exchange for $3,000,000 face value of preferred membership units and 90% of the common membership units. The preferred membership units are entitled to receive a preferred return prior to the receipt of any distributions by the holders of the common membership units. The value of the contributed chassis was determined by taking the arithmetic average of the results of independent appraisals performed by three nationally recognized appraisal firms that were engaged by the Company in connection with our establishment of a chassis securitization facility in July 2000. As the managing member of Chassis Holdings, Trac Lease exercises sole managerial control over the entity’s operations. Chassis Holdings leases all of its chassis to Trac Lease at a rental rate equal to the then current Trac Lease fleet average per diem. Chassis Holdings and the holders of the preferred membership units are party to a Put/Call Agreement which provides that the holders of preferred units may put such units to Chassis Holdings under certain circumstances and Chassis Holdings may redeem such units under certain circumstances. Chassis Holdings will be required to make certain option payments to the holders of the preferred membership units in order to preserve its right to redeem such units.

          The terms of all arrangements between Chassis Holdings and Trac Lease, including rental rates, are, in the opinion of our management, comparable to terms that we would have obtained in arms’ length transactions with unrelated third parties. The Ivy Group has entered into an agreement with us pursuant to which it has agreed not to engage in any business activities that are competitive with the business activities of Interpool or its subsidiaries without our prior written consent.

          Trac Lease previously leased an additional 983 chassis from The Ivy Group under a lease with buyout provisions expiring in 2000. In 2000 Trac Lease paid The Ivy Group lease payments of $252,000 under this agreement. Trac Lease exercised its buyout right under the lease during 2000 and purchased the chassis for $2,212,000.

          During 1992 through 1996, The Ivy Group borrowed $13,433,000 from us. The aggregate loan balance of $13,433,000 at December 31, 2001 bears interest at LIBOR plus 1.75% repayable on an interest only basis, subject to maintenance of fixed loan to collateral value ratios, and will mature in 2013. In connection therewith, The Ivy Group executed a Chattel Mortgage Security Agreement and Assignment under which we were granted a security interest in 4,364 chassis owned by The Ivy Group and an assignment of all rights to receive rental payments and proceeds related to the lease of these chassis. This Ivy Group collateral was contributed, subject to this debt, to Chassis Holdings as part of the July 1, 2001 restructuring with The Ivy Group.

          In February 1998, the we entered into a non-exclusive Consulting Agreement with Atlas Capital Partners, LLC pursuant to which Mitchell I. Gordon, a Director of Interpool since 1998 and Chief Financial Officer and Executive Vice President since October 2000, provided investment banking services. Under the terms of the Consulting Agreement, Atlas was to have been paid $240,000 (plus reimbursement of reasonable expenses), additional compensation of $560,000 and a twenty percent carried interest in investments made with funds provided by Interpool. In addition, Atlas was contractually entitled to an annual bonus in an amount that is usual and customary in the investment banking business for investment opportunities actually completed by us subject to set-off of the $560,000 additional compensation. In 2000, other compensation in the amount of $1,650,000 to be paid over three years, was earned by Atlas in connection with the acquisition by the Company of the North American Intermodal Division of Transamerica. As of October 2000, Mitchell Gordon was named our Chief Financial Officer and Executive Vice President and the Consulting Agreement was terminated.

STOCK PERFORMANCE GRAPH

          The graph below compares our cumulative stockholder returns for the preceding fiscal year with the Standard & Poor’s 500 Stock Index and the Dow Jones Transportation Index. The graph assumes the investment of $100 at the commencement of the measurement periods and that all dividends were reinvested.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG INTERPOOL, INC., THE S & P 500 INDEX
AND THE DOW JONES US TRANSPORTATION AVERAGE INDEX

 *$100 invested on 12/31/96 in stock or index-including reinvestment of dividends. Fiscal year ending December 31.

ITEM 2. OTHER MATTERS

          As of the date of this proxy statement, we know of no business that will be presented for consideration at the Annual Meeting other than the items referred to above. Proxies in the enclosed form will be voted in respect of any other business that is properly brought before the Annual Meeting in accordance with the judgment of the person or persons voting the proxies.

STOCKHOLDER PROPOSALS FOR THE YEAR 2003 ANNUAL MEETING

          Any proposal of a stockholder intended to be presented at our Year 2003 Annual Meeting of Stockholders must be received by our Secretary by February 1, 2003, for inclusion in our proxy, notice of meeting and proxy statement relating to the Year 2003 Annual Meeting.

FINANCIAL REPORTS

          Stockholders who wish to receive our Quarterly Reports on Form 10-Q and to be included on our mailing list may call (609) 452-8900 (between 9 a.m. and 5 p.m. Eastern Time) or write to 211 College Road East, Princeton, New Jersey 08540 Attention: Investor Relations.

OTHER INFORMATION

          Stockholders are invited to visit our internet website at www.interpool.com for real-time information throughout the year, links to Edgar filings and a discussion board for ongoing conversations.

By Order of the Board of Directors
_______________________________________ Martin Tuchman Chairman/Chief Executive Officer
-21-